Exhibit 10.1
4 February 2011
Paul Wright
3/1 Chatsworth Avenue
Brighton
VIC 3186
Dear Paul,
Letter of Offer and Terms of Employment Universal Biosensors Pty Ltd ACN 098 234 309 (Company)
On behalf of Company it is my pleasure to offer you employment.
1.1	Your terms and conditions of employment are set out in this letter. Your employment is also covered by applicable laws and employment standards.

1.2	You are being employed as a Chief Executive Officer of the Company, Universal Biosensors Inc. and any of their subsidiaries as may be required by the Company. Your primary duties will involve the formulation of the company’s business plan and the implementation of this plan as approved by the Board of Directors of Universal Biosensors, Inc. You will also be required to carry out such other duties and responsibilities as required from time to time by the Board of Directors of Universal Biosensors, Inc. You will report to the board of directors of Universal Biosensors, Inc.

1.3	In performing this or any other position, you agree to:
(a)	observe all rules, regulations, directions and policies of the Company;

(b)	perform your duties in a diligent and professional manner and to the best of your ability;

(c)	follow such reasonable directions and perform such duties as the Company may give to you;

(d)	perform your duties in a manner that complies with all applicable laws and regulations; and

(e)	not without the written consent of the Company engage in any activity, whether paid or unpaid, which could, in the Company’s opinion, conflict with your duties or with the business interests of the Company. You must disclose to the Company all your outside activities and interests in businesses and companies prior to acceptance of the position and then prior to becoming engaged in such activities and businesses.
1.4	You have advised that you are currently a non-executive director of Metallic Waste Solutions Pty Ltd (Metsol) and Comcater Pty Ltd. Provided that these roles do not conflict with the performance of your duties or the business interests of the Company, you are permitted to continue as a non-executive director with these companies. This authorisation will be reassessed by the Company on an annual basis after discussion with you.

1.5	Your position description, reporting lines and location of work may change from time to time. In the event of any such change the terms of this agreement will continue to apply to your employment, unless varied, replaced or superseded in writing.
2.	Hours of work
This is a full-time position. You will from time to time be required to work reasonable additional hours in order to perform your duties effectively and otherwise as may reasonably be required by the Company. You acknowledge that the remuneration specified in this letter is sufficient to cover payment for all additional hours and that no overtime payments will be payable. Regular business hours for the Company are currently 8:30 am to 5:30 pm Monday to Friday.
3.	Commencement date and term
Your employment will commence on 1 March 2011 or such other date as is agreed with the Chairman of the Company and is terminable as set out in this letter.

4.	Location
Your employment will be based at the Company’s office in Melbourne. You will be required to travel as is necessary both internationally and domestically from time to time to carry out your duties.
5.	Remuneration
5.1	Your salary is A$400,000 per annum plus superannuation which is currently 9% of base salary.
5.2	The remuneration provided under this agreement has been set specifically having regard to any and all overtime you may undertake and any entitlements that may apply now, or in the future.
5.3	If an award, workplace agreement or similar instrument applies to the employment, then:
(a)	your remuneration is in satisfaction of all minimum award, workplace agreement or similar entitlements including minimum wage, overtime, allowances, penalties, extra rates for working evenings weekends or Public Holidays, payment for temporarily working in a more senior role and annual leave loading;

(b)	if there are any changes to the entitlements in paragraph (a), then your remuneration is applied to and absorbs those changed entitlements; and

(c)	the Company may vary your remuneration to incorporate the value of an entitlement (although will not reduce it).
5.4	Your salary will be paid two weeks in advance and two weeks in arrears in 12 equal calendar monthly instalments on or about the 15th day of the month (or other usual payment date for employees) and deposited into a bank account nominated by you.

5.5	Payment of your superannuation entitlements will be in accordance with applicable legislation and the Company’s policies from time to time.

5.6	During your employment there will be ongoing review of your performance. Your base remuneration will be reviewed annually by the Company. Any increase in your remuneration is at the sole discretion of the Company.

5.7	You will be awarded a performance related bonus of up to 25% of your annual salary (proportionally reduced in the first year to reflect the amount of time worked) subject to you meeting an agreed set of key performance indicators. The key performance indicators will be determined by the Remuneration and Nomination Committee annually and agreed with you. The achievement of those key performance indicators will be determined by the Remuneration and Nomination Committee annually. You must be a continuing employee of the Company at the time the bonus is considered and paid in order to be eligible.

5.8	Subject to receipt of shareholder approval, the Company will make the following one time grants of options to you:
(a)	1.4 million options over fully paid ordinary shares exercisable at the prevailing market price at the time of Board approval of grant. The options will vest over three years based on continued employment. Any shares issued on exercise of the options will be restricted from sale for 4 years from the date of grant of the options, following which, ongoing Board approval may be required with respect to the sale of shares.

(b)	500,000 options over fully paid ordinary shares exercisable at the prevailing market price at the time of Board approval of grant, which will vest upon the Company entering into a material partnership/ licensing arrangement for at least one major market with respect to one or more of the non- blood glucose products (being the PT/INR test, CRP or D-Dimer test) currently in development. Any shares issued on exercise of the options will be restricted from sale for 4 years from the date of grant of the options, following which, ongoing Board approval may be required with respect to the sale of shares.

(c)	400,000 options over fully paid ordinary shares exercisable at the prevailing market price at the time of Board approval of grant vesting, subject to the achievement of the partnership vesting milestone referred to in 5.8(b) and your continuing employment at the time of achievement of the milestone in this clause 5.8(c), upon CE marking or first regulatory approval in the US of the final test to which the partnership/ licensing arrangement referred to in clause 5.8(b) applies. Any shares issued on exercise of the options will be restricted from sale for 4 years from the date of grant of the options, following which, ongoing Board approval may be required with respect to the sale of shares.

5.9	You will also be provided with a mobile phone/ PDA and laptop to be used for business purposes in accordance with Company policy.

6.	Leave entitlements

6.1	You are entitled to leave (e.g. annual leave, personal leave, carers leave, compassionate leave, parental leave, community service leave and long service leave) in accordance with applicable law and regulations.

6.2	Annual leave must be taken in accordance with the Company’s policies. Annual leave must ordinarily only be taken at times which do not conflict with the Company’s operational requirements. The Company will endeavour to accommodate your preference for the time at which leave is taken. However, generally no more than two weeks’ leave will be taken at any one time unless by mutual consent. You may be directed to take annual leave during shut down periods.

6.3	You will be entitled to public holidays as proclaimed in Victoria without loss of pay.

7.	Confidentiality
7.1	In the period before you formally commence work as well as during and after your employment, you must keep confidential and not disclose to any person any information which you obtain before the commencement date of your employment relating to the Company or in the course of your employment and which is not available to the public, other than in a manner expressly authorized by the Company. Such information would include: all commercial information about the Company, all commercial information about the business, financial plans, strategy, sales and marketing information, production techniques, technical information, trade secrets, know-how and other processes.

7.2	Before the commencement date of your employment, as well as during and after your employment, you must not use any information which you obtain before the commencement date of your employment relating to the Company or in the course of your employment and which is not available to the public other than in the performance of your duties and for the benefit of the Company or otherwise in a manner expressly authorized by the Company.

7.3	You must:
(a)	only use the information obtained by you before the commencement date of your employment relating to the Company or in the course of your employment with the Company for the benefit or advantage of the Company and for no other purpose;

(b)	strictly adhere to the Company’s policies in relation to the treatment of confidential information;

(c)	comply with any security measures established by the Company and safeguard the confidential information from unauthorised access or use;

(d)	immediately notify the Company of any suspected or actual unauthorised use, copying or disclosure of the information, of which you become aware;

(e)	upon request by the Company and upon termination, return to the Company all records, documents, computer disks, papers, notes (including copies) and everything else in your possession or control which contains or records information of the Company and not retain any copies of such information in any form; and

(f)	before, during and after your employment, provide assistance reasonably requested by the Company in relation to any proceedings it may take against any person for unauthorised use, copying or disclosure of the information.
7.4	Your obligations of confidentiality do not extend to information that is public knowledge (otherwise than as a result of a breach of confidence by any person) or is required by law to be disclosed.

8.	Intellectual Property

8.1	You must promptly, fully and effectively disclose to the Company or its nominee either in writing, orally or both (as required by the Company) full details of any intellectual property or industrial property generated or conceived by you during your employment (whether or not during business hours and whether or not before or after the execution of a formal employment agreement), relating to or connected with any of the matters which have been, are or may become subject of Company’s business affairs or business and whether or not capable of statutory protection, including without limitation each and every invention (whether patentable or not), process, know-how, formula design (whether registrable or not), trademark or service mark and any copyright material, trade secret or other confidential information (Company Intellectual Property).
8.2	In exchange for the benefits conferred on you by your employment, you:
(a)	agree that by virtue of this provision, to the extent permitted by law, all Company Intellectual Property is the property of the Company or its nominee and vests in the Company immediately upon creation;

(b)	consent to all acts or omissions by the Company in relation to your moral rights in all copyright works in such Company Intellectual Property; and

(c)	consent to the infringement of your moral rights in all copyright works in such Company Intellectual Property by the Company, its licensees, assignees and successors in title and any person authorised by the Company at the absolute discretion of the Company and without reference to you.
8.3	You must at the request and expense of the Company without additional compensation from the Company, sign all such documents (including assignment deeds) and do all such things as may be necessary to vest, confirm and perfect and record ownership by the Company or its nominee throughout the world of the right, title and interest to and in the Company Intellectual Property and to enable the Company or its nominee to acquire and preserve such rights and to have the full enjoyment of such intellectual property.

8.4	You must keep complete written records of everything you invent or develop. These records belong to the Company and must be at all times retained in your custody and control at the Company’s premises and must be handed to the Company on demand.

9.	Records

9.1	The Company owns all documents and records (in any form) relating to the business of the Company, whether or not prepared by you. On demand by the Company and in any event at the end of your employment, you must:
(a)	deliver to the Company all those documents and records in the your possession or control; and then

(b)	delete all those documents and records held electronically in any medium in your possession or control.
9.2	During and after your employment, you must use and permit to be used those documents and records for the Company’s benefit only.

10.	Restraint

10.1	You must not during your employment and for a period of 3 months following termination of your employment participate, promote, carry on, assist or otherwise be concerned or interested financially or otherwise, in any capacity (including as principal, agent, partner, employee, shareholder, unitholder, director, trustee, beneficiary, financier, consultant or adviser) in any business or activity which is the same as, or substantially similar to the business of the Company or its associates, unless the Company otherwise agrees in writing.

10.2	You must not during your employment and or a period of 12 months after termination of your employment, directly or indirectly, on your own account or on behalf of any person or entity, anywhere in which the Company or its associates carries on business:
(a)	solicit, canvass, induce or encourage any employee or agent of the Company or its associates to leave the employment or agency of the Company or such associates;

(b)	solicit, canvass, approach any customer of the Company or its associates with a view to soliciting the business of that customer; or

(c)	interfere or seek to interfere with the relationship between the Company or its associates (on the one hand) and the customers, suppliers and employees of the Company or its associates (on the other hand).
10.3	You acknowledge the prohibitions and restrictions contained in this clause are reasonable in the circumstances and necessary to protect the Company and its associate’s businesses.

10.4	Each of the obligations imposed on you under this clause is a separate and independent obligation from the other restraint obligations imposed, but they are cumulative in effect. If any separate provision is unenforceable, illegal or void, that provision is severed and the other separate provisions remain in force.

10.5	You acknowledge and agree that each of the restraints imposed upon you under this clause 10 are fair and reasonable and are no greater than is reasonably necessary to protect the Company.

11.	Termination

11.1	The Company or you may at any time terminate your employment by giving 6 month’s written notice. The Company may choose to make payment in lieu of notice, or require you to work some of the notice period and pay you in lieu of working for the balance of the notice period. You agree this is a reasonable period of notice for termination without cause.

11.2	During the notice period, you may be required to perform duties other than your normal duties or to not attend the workplace for all or part of the notice period.

11.5	The Company may at any time terminate your employment without notice for cause, including if:
(a)	you commit any serious or persistent breach of your employment obligations;

(b)	you fail to comply with any reasonable directions of the Company;

(c)	you are guilty of any serious misconduct or wilful neglect in performing your duties;

(d)	you engage in fraudulent conduct;

(e)	you are guilty of any dishonesty relating to the affairs of the Company;

(f)	you work under the influence of drugs or alcohol;

(g)	you commit a serious or persistent breach of Company policy;

(h)	you are found guilty of an indictable offence; or

(i)	you bring the Company into disrepute.
11.6	Termination of your employment does not affect in any way your obligations under clauses 7 to 10 of this letter.

11.7	When your employment ends:
(a)	you must return to the Company all of the Company’s property in your possession or control; and

(b)	immediately resign any directorship or officer positions you may have with the Company, Universal Biosensors, Inc. or any of their affiliates.
12.	General

12.1	This offer lapses if you do not sign and return the documentation to me within 3 weeks from the date of this letter.

12.2	The terms of employment set out in this document will continue to apply except to the extent that they are varied, replaced or cancelled by agreement in writing signed by both parties.

12.3	The failure of the Company at any time to insist on performance of any provision of the terms of employment set out in this document is not a waiver of its right at any later time to insist on performance of that or any other provision of this letter.

12.4	This letter sets out the entire understanding and agreement between the parties with respect to the terms and conditions of the employment offered with the Company.

12.5	The interpretation of the agreement constituted by your acceptance of this offer is governed by the laws of Victoria.
I look forward to welcoming you as a member of our team. It would be appreciated if you would accept this offer by signing the enclosed copy of this letter and returning it to me by the date set out in 12.1 above.
Yours faithfully,
/s/ Andrew Denver
Andrew Denver
Chairman

ACCEPTANCE
I accept this offer on the terms and conditions set out above:

Signed:	/s/ Paul Wright	Dated: 21 February 2011
Paul Wright